Exhibit 10.7

Certain identified information contained in this document, marked by brackets, was omitted because it is both (i) not material and (ii) is the type that the Company treats as private or confidential. “[***]” indicates where the information has been omitted from this exhibit.

TRANSLATED FROM HEBREW FOR CONVENIENCE PURPOSES ONLY

Founders’ Agreement

That was made and signed in Tel Aviv on June 16, 2022

Between:	Automax Motors Ltd., public company 513795427
Of 15 Harechavim Street, Jerusalem
(Hereinafter: ‘Automax’)
Of the first part;

And:	Dalhom Motors Ltd., private company 514256783
Of 1 Hahistadrut Boulevard, Haifa
(hereinafter: ‘Dalhom’)
Of the second part;

And:	Dalhom Automotive Ltd., private company 516610623
Of 15 Harechavim Street, Jerusalem
(Hereinafter: ‘the company’)
Of the third part;

(Automax and Dalhom jointly hereinafter: ‘the founders’ or ‘the shareholders’; Automax, Dalhom and the company jointly hereafter: ‘the parties’)

Whereas	Automax is an indirect importer of various car brands into Israel;

and whereas	Dalhom is, inter alia, the owner of a concession to import and market in Israel buses manufactured by Temsa (hereinafter: ‘the concession’ and ‘Temsa,’ respectively);

and whereas	the parties are interested in setting up a joint venture that will operate through the company and will do business, inter alia, in the import and marketing in Israel of buses of the Temsa brand and other passenger vehicles;

and whereas	the parties are interested in arranging the ownership, control, management and method of operation of the company as stated in this agreement;

Wherefore, the parties have declared, stipulated and agreed as follows:

1.	Preamble

1.1	The preamble to the agreement, its annexes and the declarations of the parties constitute an integral part hereof.

1.2	The division of this agreement into sections and subsections and determining the titles that appear in it were done for reasons of convenience only, and no use should be made of them for interpreting it.

2.	The founding of the company, its capital and the holdings of the shareholders

2.1	Before the date of this agreement, Automax founded the company, and as of the date of this agreement, it is the holder of 100 ordinary shares with a par value of NIS 0.1 each, which constitute the entire issued share capital of the company. The Articles of the company that are in force on the date of this agreement are attached to this agreement as Annex 2.1 (hereinafter: ‘the current Articles’). From the date of its founding until the date of this agreement, the company has not carried out any business operations nor has it taken upon itself any undertaking.

2.2	On the completion date (as defined below), the company will adopt a special resolution, according to which the Articles attached to this agreement as Annex 2.2 (hereinafter: ‘the new Articles’) will be adopted instead of the current Articles. If an express or implied conflict will be found between the provisions of this agreement and/or any amendment and/or addition hereto and the provisions of the new Articles, as they will be in force from time to time, the provisions of this agreement, which will prevail over any provision of the new Articles, will bind the shareholders.

2.3	According to the new Articles, the share capital of the company will be comprised of two classes of shares, as follows: (a) ordinary shares, with a par value of NIS 0.1 each, which grant the holder thereof rights to dividends and a right to participate in any other distribution that will be made by the company, including at the time of its liquidation (hereinafter: ‘ordinary shares’) but do not grant voting rights or a right to be invited to the general meetings of the company and/or participate in them; and (b) management shares, with a par value of NIS 0.1 each, which grant a right to appoint one director for each management share and to participate and vote at a general meeting of the shareholders of the company (hereinafter: ‘management shares’).

2.4	On the completion date, the company will issue to Dalhom 100 ordinary shares so that after the issuance, each of the shareholders will hold an identical number of ordinary shares of the company. Moreover, on the completion date, the company will issue two management shares to Automax and one management share to Dalhom.

2.5	On the date on which Automax’s loans (as defined below) will be returned to Automax in full, or on the date when a bank guarantee will be given to Automax for the balance of Dalhom’s loan, as stated in section 3.2.2 below (whichever is the earlier), the company will issue to Dalhom an additional management share, so that the number of management shares that will be held by Automax and Dalhom will be identical, and Dalhom will be entitled to all the rights by virtue of this share, including the right to appoint an additional director on its behalf to the Board of Directors of the company. Alternatively, with the consent of the parties, the management shares will be canceled and all the rights attached to them will be attached to the ordinary shares. Nothing stated in this section will derogate from Automax’s right to a full reimbursement of Automax’s loans or to receive the initial reimbursement to Automax, as these terms are defined below.

2.6	The registered office of the company will be at 15 Harechavim Street, Jerusalem, or anywhere else that will be agreed upon by the founders with mutual consent between them.

2.7	The parties will pay the expenses of registering and founding the company in equal shares.

3.	The transaction

3.1	Automax’s loans

3.1.1	Starting from the completion date, Automax will advance to the company shareholders’ loans in a total sum of NIS 10 million (hereinbefore and hereinafter: ‘Automax’s loans’), on dates that will allow the company to comply with its undertakings to Dalhom under section 3.3 below, according to a loan agreement in the form attached as Annex 3.1.1 of this agreement. Automax’s loans will bear identical interest (back to back) to the interest at which Automax will raise the aforesaid amount from its sources of finance, but in any case, the interest will not exceed 5.9% per annum (hereinafter: ‘the interest’). The interest will be calculated from the date of actually advancing each part of Automax’s loans until the repayment of that part or until it becomes permanent capital of the company (according to the FIFO method – first in, first out). Automax’s loans will be advanced to the company to pay the amount of the value of the inventory, the conditional prepayment for the concession and Dalhom’s loan (as these terms are defined below), on the dates and terms stated in section 3.3 below. Notwithstanding the aforesaid and subject to the provisions of section 3.3.2.4, Automax’s loans for the amount of the conditional prepayment as stated in section 3.3.2 below will not bear interest.

3.1.2	Automax’s loans, plus the interest, will be returned no later than six years after the completion date or will be converted into permanent capital of the company as stated in this agreement. Any amount that the company will transfer to Automax by way of management fees or anything similar, without transferring an identical amount to Dalhom, or without offsetting Dalhom’s loan by an identical amount, will be regarded as an amount that was paid to Dalhom on account of the repayment of Automax’s loan and an identical amount out of Automax’s loan will become permanent capital of the company. Notwithstanding the aforesaid, any payment that the company will make to Automax, Dalhom, any of the officers in them or anyone acting on their behalf, for specific services regarding which Automax and Dalhom agreed in advance, will not be subject to the aforesaid arrangement, and this payment will not be regarded as being made on account of the repayment of Automax’s loans or as an increase of Dalhom’s loan.

3.1.3	It is agreed that the rights in the permanent capital of the company at the time of its liquidation will belong to Dalhom and Automax, according to the amount of their share in the ordinary share capital of the company on the date of the liquidation.

3.2	Initial repayment to Automax

3.2.1	It is agreed by the parties that Automax will be entitled to receive first from the company’s profits or its other resources, before any payment in cash to the other shareholders of the company that the founders did not expressly agree upon, a sum equal to Automax’s loans that were actually advanced, plus the interest that will accrue on Automax’s loans, which will be paid to it by way of a distribution of profits or a repayment of Automax’s loans as stated in this section below or in any other way that will be agreed between Automax and the company (hereinbefore and hereinafter: ‘the initial repayment to Automax’). Accordingly, as long as the initial repayment to Automax has not been paid to Automax in full, every dividend that Dalhom will receive from the company (which in any case will not be paid to Dalhom in cash) will be returned immediately to the company as a repayment of Dalhom’s loan, and this sum will be used to pay the initial repayment to Automax. The payments for the initial repayment to Automax will be made in the following manner: (a) the payments will be made on a quarterly basis, within seven days of the date of submission to the company of the company’s reviewed financial statements in each calendar quarter or the audited annual financial statements, as applicable (hereinafter: ‘the financial statements’); (b) insofar as the company will be entitled under the law to distribute a dividend according to the financial statements, and there will be no other impediment to such a distribution because an undertaking of the company to any third party, all of the profits that are distributable will first be distributed in the manner determined in this section above; (c) if on the aforesaid date, the company will not be entitled to distribute a dividend according to law and it will not be prevented from doing so as stated in subsection (b) above, the company will repay Automax’s loan in an amount equal to the difference between the amount of the net profit of the company in the relevant financial statements and the amount of the dividend that was actually distributed on the basis of the aforesaid statements. Moreover, as long as Automax did not receive from the company the full initial repayment to Automax, the company will not pay Dalhom, and Dalhom will not receive from the company, any amount in cash, except for payments as stated in section 3.3 below and payments for specific services as stated in section 3.1.2 above.

3.2.2	At any time, as long as Automax has not received the full repayment of Automax’s loans, Dalhom will be entitled to advance to the company and/or Automax, as joint and several beneficiaries, an autonomous bank guarantee in an amount equal to the balance of Dalhom’s loan plus the interest that has accrued on it up to the date of the delivery of the guarantee as aforesaid (hereinafter: ‘the bank guarantee’), which shall be in force until the repayment date of Dalhom’s actual loan. The bank guarantee will be delivered to Automax and will also be used as collateral for securing the initial repayment to Automax. Upon the delivery of the aforesaid guarantee to Automax, (a) an additional management share will be issued to Dalhom and the provisions of section 2.4 above will apply and (b) Dalhom’s loan will stop bearing interest.

3.3	Payments to Dalhom

Subject to the completion of the transaction, the company will transfer to Dalhom a cumulative sum of NIS 10 million according to the following details and on the following terms and dates:

3.3.1	The inventory: On the completion date, Dalhom will sell to the company, and the company will buy from Dalhom, all of the inventory of Temsa spare parts that will be in its possession on that date, according to an inventory check that will be made jointly by the representatives of Dalhom and Automax, at the cost price of the inventory in Dalhom’s books, including the cost of taxes (without VAT) and the cost of shipping to the place of storing the inventory (hereinafter: ‘the inventory’ and ‘the amount of the value of the inventory’). The company will pay Dalhom the amount of the value of the inventory plus VAT in cash. In return for the payment, Dalhom will issue to the company a tax invoice according to law. On the date of the sale of the inventory, the company will convert an amount identical to the amount of the value of the inventory, before VAT, into permanent capital out of Automax’s loans.

3.3.2	Conditional prepayment:

3.3.2.1	On the completion date, the company will pay Dalhom in cash a sum equal to the difference between NIS 5 million and the amount of the value of the inventory without VAT, as a conditional prepayment for the transfer of the concession to the company (hereinafter: ‘the conditional prepayment for the concession’).

3.3.2.2	Insofar as the concession will be valid after three years have passed from the completion date, a sum of NIS 2 million out of the conditional prepayment for the concession will be converted into a payment for Dalhom’s concession. On this date, a sum of NIS 2 million out of the balance of Automax’s loan, plus interest that will accrue on it, will become a permanent capital note.

3.3.2.3	Insofar as the concession will be valid after six years have passed from the completion date, a sum that is equal to an additional three million shekels, less the amount of the value of the inventory, out of the conditional prepayment for the concession, will be converted into a payment for the concession to Dalhom. On this date, an amount of Automax’s loans that is equal to the aforesaid amount, plus the interest that has accrued on it, will become a permanent capital note.

3.3.2.4	Subject to the aforesaid, if the concession will be granted to the company for a period shorter than six years (cumulatively) from the completion date, the balance of the conditional prepayment for the concession will become a loan of the company to Dalhom, will bear annual interest at a rate of 5.9% from the completion date until the repayment date, and Dalhom will repay it to the company within six years of the completion date.

3.3.2.5	It should be emphasized that insofar as the conditions stated in sections 3.3.2.2 and 3.3.2.3 above will be fulfilled, the conditional prepayment for the concession will become a payment to Dalhom, which will not be liable to repay this prepayment to the company. Insofar as these payments will be liable for VAT, Dalhom will issue a tax invoice according to law to the company for the amount of these payments plus VAT according to law, and the amount of the VAT will be paid to Dalhom by the company in cash.

3.3.3	Dalhom’s loan:

3.3.3.1	On the completion date, the company will transfer to Dalhom a loan of a sum of NIS [***] (hereinafter: ‘Dalhom’s loan’), in [***] equal monthly payments of NIS [***] each, as a loan on account of Dalhom’s share of the future profits of the company, in post-dated checks, for the relevant dates where the date of payment of the first postdated check is the 30th day after the completion date, according to a loan agreement in the form attached as Annex 3.3.3.1 of this agreement. Dalhom’s loan will be repaid to the company no later than six years after the completion date.

3.3.3.2	Dalhom’s loan will bear annual interest at a rate of 5.9%, from a year after the completion date until the actual repayment.

3.3.4	It is expressly agreed and declared that all the payments to Dalhom under this section 3.3 (except the payment of VAT) will be paid as follows:

3.3.4.1	[***]

3.3.4.2	[***]

3.3.5	The payments of VAT as stated in sections 3.3.1 and 3.3.2 will be paid by the company in every case by check to Dalhom only.

3.4	Collateral

As collateral for the repayment of Automax’s loan, on the completion date the company will assign by way of a charge to Automax its rights vis-à-vis Dalhom for the repayment of Dalhom’s loans, and Dalhom will charge in favor of Automax its shares in the company (both the ordinary shares and the management share) with a first-ranking charge, and for this purpose, Dalhom will sign a pledge and charge deed and a notice to the Companies Registrar regarding its registration that is attached to this agreement as Annex 3.4 of this agreement, and the company will sign a document of assignment by way of a charge and a notice to the Companies Registrar that are attached as Annex 3.4A. The charges will be removed when Dalhom’s loan and Automax’s loan are repaid in full according to the provisions of this agreement.

[***]

3.5	Warranty and maintenance

Before the date of this agreement, Dalhom sold in Israel 110 buses manufactured by Temsa, according to the list of chassis numbers attached as Annex 3.5A of this agreement, and out of these, it undertook to provide maintenance and warranty services for 72 buses, according to a list of chassis numbers attached as Annex 3.5B of this agreement. The provisions below will apply to the aforesaid buses:

3.5.1	Insofar as during the manufacturer’s warranty period a fault will be discovered in a bus for which Dalhom undertook to provide maintenance and warranty services as stated above, Dalhom will be responsible for repairing it, and the company will sue Temsa at its expense for the costs of the repair and will transfer to Dalhom the whole amount that will be received in practice from Temsa. It is agreed that an amount that will be offset by Temsa from the amount payable to the company for a debt or any other reason will be regarded for the purpose of this section as an amount that will be received in practice by the company from Temsa;

3.5.2	Regarding the buses for which Dalhom undertook to provide warranty and maintenance services, at Dalhom’s written order, the company will supply Dalhom from the inventory of spare parts in its possession, or, insofar as necessary, it will buy spare parts for the aforesaid buses for Dalhom from Temsa. The company will supply the spare parts to Dalhom at the price of the cost of buying them from the manufacturer plus import taxes and VAT according to law.

3.5.3	For the avoidance of doubt, Dalhom will remain a party to the bus maintenance agreements that it made before the date of this agreement and will carry out its undertakings thereunder, and the company and/or Automax will not have any liability or undertaking in connection with these maintenance services.

3.6	Equity for the purpose of receiving an import license

Automax will be responsible for ensuring that the company complies with the equity requirements in order to receive a main import license from the Ministry of Transport to import Temsa’s buses. Insofar as it will be necessary for this purpose that Automax’s loans or a part of them will be converted into a permanent capital note, this condition will take precedence over the condition of the repayment of Automax’s loans provided in section 3.1 above, insofar as there will be a conflict between them. It is clarified that the conversion of Automax’s loan into a permanent capital note as stated above will not prejudice Automax’s right to receive from the company the complete initial repayment to Automax, before any payment or distribution in cash to the other shareholders out of the company’s profits or its other resources.

3.7	Financing of the company’s operations

3.7.1	Without derogating from Automax’s undertakings to advance Automax’s loans, within 60 days of the completion date, Automax will advance to the company a credit line or will ensure that a credit line will be advanced by financial institutions, in a sum of at least NIS [***]. The company will use the credit from the credit line according to its needs, but it is agreed that the credit line will not serve as a replacement for Automax’s loans for the purpose of paying the amount of the value of the inventory, the conditional prepayment for the concession and Dalhom’s loan.

3.7.2	Automax will be entitled, but not obligated, to advance an additional amount to the company or to guarantee it will be advanced to the company, in addition to the amount of NIS [***] stated in section 3.7.1 above, subject to the condition that any additional credit as aforesaid will be advanced to the company with Dalhom’s consent. It is agreed that, in any case, Dalhom will not be required to advance finance to the company and will not be required to guarantee the company’s undertakings unless it chose to do so.

4.	Current management of the company; the company’s assets in liquidation

4.1	The current operations of the company will be managed by the operations manager who will be chosen consensually by Automax and Dalhom.

4.2	Should the company be liquidated, insofar as a material asset of the company, such as the concession, will come into the possession of any of the shareholders, directly or indirectly, the other party will have a right to share the rights in the aforesaid asset on the same conditions.

5.	Declarations and undertakings of the shareholders

5.1	Each of the parties hereby declares and undertakes that its making of this agreement and the performance of its undertakings hereunder were approved according to the provisions of every law and its documents of incorporation, do not require any additional approval, consent or permit of any person or entity and are not contrary to or conflict with the following: (a) its documents of incorporation; (b) any agreement, undertaking or restriction, whether in writing or oral, to which it is a party; and (c) the provisions of any law. This agreement constitutes a valid and lawful undertaking of each of the parties that can be enforced against it according to its terms.

5.2	The persons who are signing this agreement and the documents ancillary to it on behalf of each of the parties are the persons who are competent to sign this agreement and the ancillary agreement on its behalf and to bind that party by its signature.

5.3	The shareholders undertake to act honestly and faithfully in the company towards one another, to act separately and jointly, to the best of their ability, for the best interests of the company and its success, and to devote their time, skills and connections to the promotion of the company’s business as needed.

5.4	The shareholders undertake to give one another correct and complete accounts, reports and information on every matter relating to the company, including regarding commercial operations of any of the shareholders that conflict or may conflict with the company’s operations before entering into this agreement, which relates to the essence of this agreement, which is a subject of cooperation between the shareholders.

6.	Dalhom’s declarations

Without derogating from its declarations in section 5 above, Dalhom declares and undertakes as follows:

6.1	The concession was acquired by Dalhom from the company Dalhom Car Glasswork and Services Ltd. (hereinafter: ‘the seller’). Dalhom entered into an agreement with the seller for the purchase of its operations in a sale agreement of October 28, 2020. The operations that were acquired included, inter alia, the concession that is the subject of the agreements, and the sale agreement (with the seller’s trustees) was approved by the court on October 10, 2020, within the framework of the seller’s insolvency proceedings. The full consideration for the concession was paid to the trustees. In practice, the concession was not assigned as stated in the sale agreement, but on December 7, 2020, a new concession agreement (Authorized Dealer Agreement) was signed between Dalhom and Temsa Skoda Sabancı Ulaşım Araçları A.Ş (hereinafter: ‘the current concession agreement’).

6.2	Dalhom is the owner of the concession by virtue of the current concession agreement, has not granted or undertaken to grant rights in the concession to any third party and has not received payment on account of the concession as aforesaid, and it will not do so until the completion date.

6.3	[***]

6.4	To the best of Dalhom’s knowledge, there are no legal proceedings pending to which Dalhom is a party in connection with the concession. Dalhom has not received a communication from any third party whatsoever that claims that it has rights in the concession. As of the date of this agreement, Dalhom is an active company, has not adopted a liquidation, winding-up or striking-off resolution and is not a party to liquidation or receivership proceedings, a stay of proceedings, etc.

6.5	The representations made in this agreement do not include any information that, to the best of Dalhom’s knowledge, is incorrect and/or incomplete and/or imprecise. Dalhom knows that Automax is entering into this agreement, inter alia, in reliance on Dalhom’s representations that are set out in this agreement.

6.6	Dalhom will act to ensure that the representations that were made in this agreement will be correct and complete also on the completion date, as if they were made with respect to the completion date. If after the date of signing this agreement there will be any change in Dalhom’s representations that are set out in this agreement, then Dalhom will deliver to Automax, as soon as possible after it becomes aware of the change, a written declaration regarding the change that has occurred as aforesaid (hereinafter: ‘the representation update notice’). If a representation update notice will be delivered as aforesaid, or Dalhom should have given a representation update notice as aforesaid, the parties will discuss in good faith the repercussions of the change on the terms of the transaction, and if they do not reach agreement within ten (10) business days, Automax will be entitled to terminate this agreement in a written notice to Dalhom, and neither party will be entitled to any right or remedy in connection with such a termination of the agreement; if the agreement was not canceled by Automax as aforesaid, the representations included in this agreement will be regarded as amended by what is stated in the representation update notice, without Automax being entitled to any right or remedy in connection therewith.

7.	Books of account and other documents; bank account

7.1	The company will open a bank account, and from the date it is established onward, all the company’s receipts of every kind and type whatsoever will be deposited in the bank account as aforesaid and all the company’s payments will be made with checks that will be drawn on the aforesaid bank account. For the avoidance of doubt, it is hereby clarified that receipts will not be deposited to the order of the company in the bank accounts of the shareholders, and that checks will not be drawn in favor of the company and for its operations from accounts that are not its accounts.

7.2	The company will keep its books and its set of accounts according to law, and starting on the completion date, it will prepare quarterly and annual accounts according to International Financial Reporting Standards (IFRS), as required for the purpose of complying with the provisions of the Securities Regulations regarding the preparation of financial statements in public companies. Without derogating from the aforesaid, the company will deliver to Automax (a) audited annual financial statements, no later than sixty days from the end of each calendar year; (b) reviewed quarterly financial statements no later than 30 days from the end of each calendar quarter that has passed; any other information that is required so that Automax can comply with its obligations as a reporting corporation, in such a manner and on such dates as will facilitate compliance as aforesaid.

8.	Confidentiality and intellectual property

The provisions of the confidentiality agreement of February 16, 2022, between Dalhom and Automax will continue to apply to the parties in connection with any information that will be delivered by one party to the other in connection with this agreement and/or the company and its operations.

9.	No circumvention

9.1	Automax hereby irrevocably undertakes not to circumvent Dalhom (and from the completion date, not to circumvent the company, directly or indirectly, in connection with the concession, not to enter into an agreement with Temsa, not to hold negotiations with it and not to make any transaction of any kind whatsoever, directly or indirectly, with it and/or with anyone acting on its behalf, without the cooperation and prior written consent of Dalhom and according to the provisions of this agreement. This undertaking will be valid for [***] from the date on which the joint operations of any of the shareholders within the framework of the company ended, or from the date on which this agreement was canceled, whichever is the later.

9.2	On the completion date, Dalhom will undertake, and it will ensure that its officers will give an identical undertaking to Automax, not to circumvent the company and Automax in connection with the concession, directly or indirectly, not to enter into an agreement with Temsa, not to hold negotiations with it and not to make any transaction of any kind, directly or indirectly, with it and/or with someone acting on its behalf, except with the participation and prior written consent of Automax and the company and according to the provisions of this agreement. This undertaking will be valid for ten years from the date on which the joint activity of the shareholders within the framework of the company ended.

10.	Information and data

Each shareholder in the company will be entitled to receive from the company, within 7 (seven) days of the date of the demand, any information and data that it will ask to receive, which belongs to the company and/or someone related to the company, including a document that is in the possession of any of the company’s service providers, including accountants, attorneys, consultants and any party that has some contact with the company, including working papers of the accountants and any of the parties that are connected with the company.

11.	Conditions precedent for the performance of the agreement; cancellation of the agreement

11.1	The completion of the transaction that is the subject of this agreement and its performance by the parties is conditional, inter alia, on the fulfillment of the following cumulative conditions before or on the date of the completion:

11.1.1	Receipt of Temsa’s consent to the transfer of the concession to the company, and the signing of a concession agreement between Temsa and the company, with a materially identical working to the wording of the current concession agreement and to the satisfaction of the parties to this agreement, for a period of at least three years;

11.1.2	Receipt of the approval of the Commissioner of Competition. If the parties do not agree otherwise, conditional approval will not be regarded as approval for the purposes of this section;

11.1.3	There will be no legal impediment of any kind to the performance of the transaction;

11.1.4	All the representations and declarations of Dalhom that are stated in sections 5 and 6 of this agreement will be correct, complete and precise on the completion date, as if they were given on the completion date, except for changes that were approved by the parties as stated in section 6.6 of this agreement;

11.1.5	[***]

11.2	Each of the shareholders will be entitled to waive the fulfillment of a condition precedent that is in its favor.

11.3	If one of the conditions precedent stated above (in whole or in part) is not fulfilled within 60 days of the date of signing this agreement, and the aforesaid date is not postponed or no waiver was given in writing by a shareholder in whose favor that condition was determined, this agreement will be terminated upon receipt of a written notice of a shareholder regarding the cancellation hereof and without any of the parties to the agreement having any complaint, demand or claim whatsoever in connection with the cancellation of the agreement as aforesaid, including the negotiations that preceded it, operations that were done hereunder and/or in connection herewith.

11.4	Notwithstanding what is stated above, a shareholder who by an act or omission brought about the non-fulfillment of the condition precedent will not be entitled to cancel the agreement because of the non-fulfillment of the aforesaid condition.

11.5	[***]

12.	Completion of the transaction

12.1	The completion of the transactions that are the subject of this agreement will take place on the second business day after the date of the fulfillment of all the conditions precedent stipulated in section 11.1 above or the waiver of their fulfillment according to the provisions of this agreement (hereinbefore and hereinafter: ‘the completion date’), or on any other date that will be agreed between the parties, at the offices of Lipa Meir & Co., Advocates, at 2 Weizmann Street, Tel Aviv.

12.2	On the completion date, all the following operations will be performed:

12.2.1	Dalhom will deliver to Automax a confirmation of the correctness of its representations as of the completion date, in the form attached as Annex 12.2.1 of this agreement;

12.2.2	Automax will advance to the company Automax’s loans, inter alia by delivering postdated checks in the amounts and with the dates stated in section 3.3.3.1;

12.2.3	The company will pay Dalhom, in cash, the amount of the value of the inventory and the conditional prepayment for the concession and will deliver to Dalhom the postdated checks for Dalhom’s loan;

12.2.4	Dalhom will deliver to the company duly signed undertakings as stated in section 9.2 above;

12.2.5	Dalhom will deliver to the company a pledge and charge deed duly signed in the form attached as Annex 3.4 of this agreement;

12.2.6	The company and Automax will sign a loan agreement in the form attached as Annex 3.1.1 of this agreement, and the company and Dalhom will sign a loan agreement in the form attached as Annex 3.3.3.1 of this agreement;

12.2.7	The parties will sign every document that is required to give effect to the planned operations according to this agreement.

12.3	All the operations that will be performed on the completion date will be regarded as performed simultaneously. No single operation will be regarded as completed and no single document will be regarded as delivered until all the operations on that occasion will be completed and all the documents will be delivered.

13.	Miscellaneous

13.1	This agreement cancels and replaces any term sheet, including the term sheet between Dalhom and Automax of April 27, 2022, memorandum, offer, discussion summary, letter of intent or understanding and any other document that was exchanged between any of the parties to this agreement and any other (whether in writing or in orally) on the matters and subjects determined in this agreement.

13.2	Dalhom knows that Automax is a public company whose securities are traded on the Tel Aviv Stock Exchange Ltd. and that the information that will be delivered to Dalhom and/or anyone acting on its behalf in connection with this agreement and the transactions hereunder may constitute insider information, as this term is defined in the Securities Law, 5728-1968. Dalhom undertakes to refrain from making use of insider information, including delivering the information or giving an opinion about any of Automax’s securities and/or carrying out transactions with Automax’s securities, and it will make use of the information that it will receive solely for the performance of the provisions of this agreement and sign its officers on a similar undertaking.

13.3	Except according to the provisions of this agreement, none of the parties to this agreement is entitled to assign rights or obligations under this agreement without obtaining the prior written consent of all the other parties to this agreement.

13.4	Any change in this agreement or a waiver of the performance of any of its terms requires a written document with the signature of the parties. No conduct of any of the parties to this agreement will be regarded as a waiver of any of its rights under this agreement and/or under the law, or as a waiver or consent on its part to any breach or the non-performance of a term of this agreement by the other party or as granting a postponement or extension, or as a change, cancellation or addition of any term, unless they were made expressly and in writing. Any waiver, discount, failure to act on time, giving of an extension, silence in a case of a breach or noncompliance with any of the terms of this agreement, or a failure of any of the parties to exercise one or more of its rights, and so on, will not be regarded as a waiver of any right and will not prevent a claim against that party.

13.5	In a case of a conflict between the provisions of this agreement and the provisions of any of its annexes, the provisions of this agreement will prevail.

13.6	Income tax and/or capital gains tax and/or any other tax that will be payable, if at all, by the parties to this agreement will be the liability of and will be paid by the party who is liable to pay it according to law.

13.7	Each party will pay its expenses in connection with the transaction, including legal costs.

13.8	Should any of the sections of this agreement or its implementation according to this agreement become or be declared by a competent court to be illegal, void or unenforceable, the remainder of the agreement will remain fully valid, and the parties agreed to replace a void or unenforceable clause as aforesaid with a valid and enforceable clause that will reflect, insofar as possible, the original intention of the parties in the void or unenforceable section.

13.9	The provisions of this agreement will be governed by Israeli law, and the sole venue of jurisdiction for any differences of opinion between the parties or between any of the parties and the company in connection with this agreement, including its validity, performance, interpretation, application and any matter relating to the relationship between the parties in connection with this agreement will be the competent courts in Tel Aviv.

13.10	A notice that will be sent by one party to another party or other parties by registered mail to the addresses mentioned in the preamble to this agreement will serve as sufficient notice for the purpose of the provisions of this agreement and will be deemed to have been delivered (a) within 72 (seventy-two) hours from the time of posting as aforesaid; (b) when delivered by hand, on the first business day after it is delivered; (c) after it is sent by email or facsimile, on the first business day after receipt of express confirmation that a notice that was sent as aforesaid was received by its addressee.

13.11	Without derogating from its undertakings under this agreement, each of the parties undertakes to sign every document and to perform every action that needs to be signed by it or performed by it to give effect to the provisions of this agreement and their performance.

In witness whereof, the parties have signed below:

/s/ Amitay Weiss	/s/ Moad Balom

/s/ Tomer Levy

Automax Motors Ltd.	Dalhom Motors Ltd.

/s/ Tomer Levy
Dalhom Automotive Ltd.

Attorney’s certification

I the undersigned, Yehuda Chilibo, Adv., hereby confirm that Mr. Moad Balom, holder of ID card no. [***], signed this agreement on June 16, 2022 on behalf of the company Dalhom Motors Ltd., and that he is an authorized signatory of the company and that his signature binds the aforesaid company for all intents and purposes.

Date: June 16, 2022

Signature and stamp: /s/ Yehuda Chilibon